PROSPECTUS SUPPLEMENT NO. 1

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 1

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 1 supplements and amends certain information contained in our Prospectus, dated September 20, 2007.  This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.  This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supercedes the information contained in the Prospectus.

The disclosure under the subheading "Warrant Table" on page 31 of the Prospectus is hereby amended to read as follows:

Warrants.

Warrant Table

The following is a description of our outstanding warrants:

Holders	Date of Grant	Term	Number of Shares	Per Share Exercise Price
Alpha Capital AG	5/9/06	(1)	293,333	$2.27
Genesis Microcap Inc.	5/9/06	(1)	73,333	$2.27
Whalehaven Capital Fund Ltd.	5/9/06	(1)	146,667	$2.27
Alpha Capital AG	11/3/06	(2)	275,000	$2.05
Genesis Microcap Inc.	11/3/06	(2)	131,250	$2.05
Whalehaven Capital Fund Ltd.	11/3/06	(2)	187,500	$2.05
Alpha Capital AG	11/3/06	(3)	550,000	$2.00
Genesis Microcap Inc.	11/3/06	(3)	262,500	$2.00
Whalehaven Capital Fund Ltd.	11/3/06	(3)	375,000	$2.00
Enable Growth Partners LP	6/29/07	(4)	1,036,585	$2.85
Enable Opportunity Partners LP	6/29/07	(4)	121,951	$2.85
Pierce Diversified Strategy Master Fund LLC	6/29/07	(4)	60,976	$2.85
Canada Pension Plan Investment Board	6/29/07	(4)	609,756	$2.85

(1) These warrants are exercisable until 5:00 p.m. EST on May 9, 2009.

(2) These warrants are exercisable until 5:00 p.m. EST on November 3, 2009.

(3) These warrants are exercisable until 5:00 p.m. EST on November 20, 2008.

(4) These warrants are exercisable until 5:00 p.m. EST on June 29, 2012.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS

A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 20, 2007.